Exhibit 99.1

             VARIAN MEDICAL SYSTEMS ANNOUNCES MANAGEMENT PROMOTIONS

       TIMOTHY E. GUERTIN PROMOTED TO PRESIDENT; DOW R. WILSON PROMOTED TO
                            EXECUTIVE VICE PRESIDENT

    PALO ALTO, Calif., Aug. 24 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today announced that Timothy E. Guertin has been named President and Chief Operating Officer of the Corporation and Dow R. Wilson has been promoted to Executive Vice President for the Corporation.

    "These promotions position Varian Medical Systems for continued growth into a multi-billion dollar enterprise while enhancing our management bench strength and leadership," said Richard M. Levy, Chairman and CEO for the Corporation.

    Guertin, 56 and a 30-year veteran with Varian, has been serving as Executive Vice President and Chief Operating Officer for the Corporation since January. He will continue to report to Levy and have responsibility for guiding and directing the development, production, promotion, and sales of all Varian Medical Systems' products and services throughout the world. Guertin served as President of the Oncology Systems segment, which represents more than 80 percent of Varian's business, from 1990 until being named Chief Operating Officer. He holds a BS in electrical engineering and computer science from the University of California at Berkeley.

    Wilson, 46, joined Varian as Corporate Vice President and President, Oncology Systems, in January. In his role as Executive Vice President for the Corporation, Wilson will continue to have the same responsibilities and report to Guertin. Wilson came to Varian from GE where he had been serving as CEO of the $2.5 billion GE Healthcare-Information Technologies business. While at GE, Wilson managed several operations including global businesses in CT, X-ray, and functional imaging. He joined GE in 1985 after earning an MBA from Dartmouth's Amos Tuck School of Business and a BA from Brigham Young University.

    The promotions are in effect now.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,500 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's investor relations web site at www.varian.com

     FOR INFORMATION CONTACT:
     Spencer Sias, 650-424-5782
     spencer.sias@varian.com

SOURCE  Varian Medical Systems, Inc.
    -0-                             08/24/2005
    /Contact: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)